Exhibit 1

Summary Schedule of Funded Debt at December 31, 2024

Currency	Issues	Interest %	Maturities	Initial amount in currency of borrowing (in millions)	Initial amount in equivalent in millions of euros(1)	Amount outstanding in millions of euros(2)
Euros	42	0.000% - 3.307%	2025 – 2035	19,119	19,119	19,119
U.S. dollars	7	0.875% - 4.625%	2025 – 2029	7,500	6,849	7,219
Pounds sterling	18	0.375% - 4.250%	2025 – 2027	2,780	3,241	3,353
Australian dollars	6	2.450% - 5.137%	2027 – 2038	1,030	637	614
Hong Kong dollars	8	1.740% - 4.370%	2026 – 2028	2,750	322	341
Canadian dollars	1	4.570%	2027	300	207	201
Swiss francs	1	1.625%	2029	200	205	212
Norwegian krone	2	1.990% - 3.700%	2027 – 2029	2,000	188	170
Turkish lira	5	25.000% - 29.000%	2026 – 2028	2,600	129	71
Swedish krona	1	3.160%	2028	650	57	57
New Zealand dollars	1	2.715%	2029	55	33	29
Chinese Yuan	1	2.500%	2027	200	26	26
Total	93				31,014	31,412

(1)	The equivalent in euro is computed using the exchange rate at trade date.

(2)	The equivalent in euro is computed using the exchange rate at December 31, 2024.

Schedule of Annual Amortization of Funded Debt Outstanding at December 31, 2024
(in millions of Euro(1)(2))

Currency	2025	2026	2027	2028	2029	2030 and after	Total
Euros	1,544	2,350	2,525	2,675	2,100	7,925	19,119
U.S. dollars	1,925	1,925	963	963	1,444	0	7,219
Pounds sterling	1,122	1,508	724	0	0	0	3,353
Australian dollars	0	0	149	0	408	57	614
Hong Kong dollars	0	50	229	62	0	0	341
Swiss francs	0	0	0	0	212	0	212
Canadian dollars	0	0	201	0	0	0	201
Norwegian krone	0	0	85	0	85	0	170
Turkish lira	0	15	42	14	0	0	71
Swedish krona	0	0	0	57	0	0	57
New Zealand dollars	0	0	0	0	29	0	29
Chinese Yuan	0	0	26	0	0	0	26
Total	4,590	5,848	4,943	3,770	4,279	7,982	31,412

(1)	The equivalent in euro is computed using the exchange rate at December 31, 2024.

(2)	Excluding accrued interest and value adjustment of debt securities hedged by derivatives.